SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐            Preliminary Proxy Statement

☐            Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐            Definitive Proxy Statement

☐            Definitive Additional Materials

☒            Soliciting Material Pursuant to § 240.14a-12

ENGELHARD CORPORATION

(Name of Registrant as Specified In Its Charter)

IRON ACQUISITION CORPORATION
BASF AKTIENGESELLSCHAFT
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒     No fee required.

☐     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)          Title of each class of securities to which transaction applies:

(2)          Aggregate number of securities to which transaction applies:

(3)          Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)          Proposed maximum aggregate value of transaction:

(5)          Total fee paid:

☐     Fee paid previously with preliminary materials.

☐     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)          Amount Previously Paid:

(2)          Form, Schedule or Registration Statement No.:

(3)          Filing Party:

(4)          Date Filed:

March 6, 2006
Michael Grabicki
Phone: +49 621 60-99938
FOR IMMEDIATE RELEASE	Cell: +49 172 74-91891
Fax: +49 621 60-92693

BASF Extends Tender Offer to March 17, 2006

michael.grabicki@basf.com

Ludwigshafen, Germany, March 6, 2006 — BASF Aktiengesellschaft (Frankfurt: BAS, NYSE: BF [ADR], LSE: BFA, SWX: AN) today announced that, through its wholly owned subsidiary, Iron Acquisition Corporation, it has extended the expiration date of its cash tender offer for all of the issued and outstanding shares of common stock of Engelhard Corporation (NYSE: EC) to 5:00 p.m., New York City time, on Friday, March 17, 2006.  The tender offer had previously been scheduled to expire at 5:00 p.m., New York City time, on Friday, March 3, 2006.

US media contact: Timothy Andree Phone: +1 973 245-6078 Cell: +1 973 519-5195 Fax: +1 973 245-6715 andreet@basf.com

“We are disappointed that we have been unable to reach an agreement with Engelhard on a Confidentiality Agreement, but the terms proposed by Engelhard were unacceptable and not in the best interest of Engelhard’s stockholders,” said Michael Grabicki, a spokesman for BASF Aktiengesellschaft.

Analysts/Investors contact: Magdalena Moll Phone: +49 621 60-48002 Fax: +49 621 60-22500 magdalena.moll@basf.com

BASF also announced that, as of March 3, 2006, it had received anti-trust clearance from all major regulatory agencies necessary for the consummation of its acquisition of Engelhard, including those of the United States and the European Union.

BASF Aktiengesellschaft 67056 Ludwigshafen, Germany Phone: +49 621 60-0 http://www.basf.com Corporate Media Relations Phone: +49 621 60-20710 Fax: +49 621 60-92693 presse.kontakt@basf.com

BASF has been informed by The Bank of New York, the Depositary for the offer, that, as of 5:00 p.m., New York City time, on March 3, 2006, a total of 649,277 shares of Engelhard common stock had been tendered into the offer and not withdrawn. As a consequence of the extension of the expiration date, holders of Engelhard common stock may tender their shares until 5:00 p.m., New York City time, on Friday, March 17, 2006, unless the offer is further extended.

BASF is the world’s leading chemical company: The Chemical Company. Its portfolio ranges from chemicals, plastics, performance products, agricultural products and fine chemicals to crude oil and natural gas. As a reliable partner to virtually all industries, BASF’s intelligent system solutions and high-value products help its customers to be more successful. BASF develops new technologies and uses them to open up additional market opportunities. It combines economic success with environmental protection and social responsibility, thus contributing to a better future. In 2005, BASF had approximately 81,000 employees and posted sales of more than €42.7 billion. BASF shares are traded on the stock exchanges in Frankfurt (BAS), London (BFA), New York (BF) and Zurich (AN). Further information on BASF is available on the Internet at www.basf.com.

BASF currently intends to solicit proxies for use at Engelhard’s 2006 annual meeting of stockholders, or at any adjournment or postponement thereof, to vote in favor of BASF’s nominees identified in the revised preliminary proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission (the “SEC”), and to vote on any other matters that shall be voted upon at Engelhard’s 2006 annual meeting of stockholders. On February 27, 2006, BASF filed a revised preliminary proxy statement on Schedule 14A with the SEC in connection with this solicitation of proxies.  All Engelhard stockholders are strongly encouraged to read the revised preliminary proxy statement and the definitive proxy statement when it is available, because they contain important information.  Engelhard stockholders may obtain copies of the revised preliminary proxy statement and related materials for free at the SEC’s website at www.sec.gov.

The identity of people who, under SEC rules, may be considered “participants in a solicitation” of proxies from Engelhard stockholders for use at Engelhard’s 2006 annual meeting of stockholders and a description of their direct and indirect interests in the solicitation, by security holdings or otherwise, are contained in the revised preliminary proxy statement on Schedule 14A that BASF filed with the SEC on February 27, 2006.

This press release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Engelhard Corporation. Any offers to purchase or solicitation of offers to sell will be made only pursuant to the tender offer statement (including the offer to purchase, the letter of transmittal and other offer documents), which was filed with the SEC on January 9, 2006. Engelhard stockholders are advised to read these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety because they contain important information. Engelhard stockholders may obtain copies of these documents for free at the SEC’s website at www.sec.gov or by calling Innisfree M&A Incorporated, the Information Agent for the offer, at +1 877 750 5837 (Toll Free from the U.S. and Canada) or 00800 7710 9971 (Toll Free from Europe).

This press release contains forward-looking statements.  All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations, estimates and projections of BASF management and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate.

Many factors could cause the actual results, performance or achievements of BASF to be materially different from those that may be expressed or implied by such statements. Such factors include those discussed in BASF’s Form 20-F filed with the SEC.